Akumin Announces First Quarter 2023 Results
May 10, 2023 – Plantation, FL – Akumin Inc. (NASDAQ/TSX: AKU) (“Akumin” or the “Company”), a national partner of choice for U.S. hospitals, health systems and physician groups, with comprehensive solutions addressing outsourced radiology and oncology service-line needs, announced today its financial results for the quarter ended March 31, 2023.
First Quarter 2023 Highlights
•Akumin delivered first quarter same-store volume performance on a consolidated basis as follows:
o+4.0% for MRI
o+16.1% for PET/CT
o+7.6% for Oncology Patient Starts
•The Company reported revenue totaling $187.6 million for the first quarter, a $1.3 million or 1% increase over the first quarter of last year.
•Net loss was $29.2 million for the first quarter, an increase in net loss of $2.8 million, compared to the prior year period.
•Akumin generated $33.1 million of Adjusted EBITDA* (as defined below) for the first quarter, a $1.1 million or 4% increase over the first quarter of last year.
*For a reconciliation of Adjusted EBITDA, which is a non-GAAP measure, to the most directly comparable GAAP financial measure, please see "Reconciliation of Non-GAAP Financial Measures".

Summary Consolidated Financial Results (in thousands, except for per share amounts)

	3-month period ended Mar 31, 2023	3-month period ended March 31, 2022
MRI Scans	217	214
PET-CT Scans	36	32
Oncology Patient Starts	2.610	2.544
Revenue	$187,592	$186,263
Net Loss	($29,190)	($26,432)
Adjusted EBITDA (1)	$33,141	$32,018
EPS –Diluted	$(0.39)	$(0.35)
(1) See “Non-GAAP Measures” below.

Commenting on the quarterly results, Riadh Zine, Chairman and Chief Executive Officer of the Company, said, “We are pleased that we were able to deliver strong financial results for the first quarter. Our financial and operating performance was in line with our internal budget for the quarter across virtually all our business segments in Q1, which is typically the seasonally weakest period in our industry.
"We are very pleased with the organic growth in MRI procedures as some of the challenges we faced in 2022, particularly around clinical labor availability, have moderated. The growth in our PET/CT volumes was very impressive, which demonstrates the strong demand for that modality, and is indicative of our industry leading position in PET/CT.
"Our renewed focus on our oncology segment, following the completion of a comprehensive review and repositioning of that business in 2022, is having a positive impact on this segment, which we continue to believe will be a strong driver of growth and margins for Akumin going forward.
"We have continued our integration initiatives in the first quarter as we seek to realize our next phase of synergies by rationalizing business processes, consolidating IT systems, and leveraging our scale to reduce equipment maintenance and service costs. We also continue to implement initiatives to improve the efficiency and profitability of all sites through, among other things, the deployment of digital technology focused on the patient journey and remote/virtual technologist capabilities. As previously stated, we expect these initiatives to result in more than $25 million in additional run-rate synergies during 2023.
"We are encouraged by our operating and financial performance thus far in the year and remain confident in our ability to deliver solid results in 2023 and beyond”, Zine concluded.
Unless otherwise indicated, all amounts are expressed in U.S. dollars. Certain metrics, including those expressed on an adjusted or comparable basis, are non-GAAP measures. See “Non-GAAP Measures” and “Selected Consolidated Financial Information” of this press release for further details.
Investor Presentation
Akumin would like to invite interested parties to an investor presentation to be held on Thursday, May 11, 2023 from 8:30 a.m. to 9:30 a.m. Eastern Time where management will discuss first quarter results.
Conference call details:
Date:                8:30 a.m. Eastern Time, Thursday, May 11, 2023
Click to join by phone:        https://akum.in/Q1-2023-Results-Dial-In-Numbers
Access via webcast:        https://akum.in/Q1-2023-Results-Webcast
North American Toll Free:     888-664-6383

A related presentation will be available from Akumin’s website (www.akumin.com) and at https://akumin.com/investor-relations/events-presentations/. Participants are asked to connect at least 10 minutes prior to the beginning of the call to ensure participation. The webcast archive will be available for

90 days. A replay of the presentation will also be available until Thursday, May 18, 2023 by calling 416-764-8677 or toll-free 1-888-390-0541, using passcode number 639247.

About Akumin
Akumin is a national partner of choice for U.S. hospitals, health systems and physician groups, with comprehensive solutions addressing outsourced radiology and oncology service-line needs. Akumin provides (1) fixed-site outpatient diagnostic imaging services through a network of 180 owned and/or operated imaging locations; and (2) outpatient radiology and oncology services and solutions to approximately 1,100 hospitals and health systems across 48 states. By combining clinical and operational expertise with the latest advances in technology and information systems, Akumin facilitates more efficient and effective diagnosis and treatment for patients and their providers. Akumin’s imaging procedures include MRI, CT, positron emission tomography (PET and PET/CT), ultrasound, diagnostic radiology (X-ray), mammography, and other interventional procedures; cancer care services include a full suite of radiation therapy and related offerings. For more information, visit www.akumin.com and www.alliancehealthcareservices-us.com.
Non-GAAP Measures
This press release refers to certain non-GAAP measures. These non-GAAP measures are not recognized measures under United States generally accepted accounting principles (“GAAP”) and do not have a standardized meaning prescribed by GAAP. Although the Company provides guidance for adjusted EBITDA, it is not able to provide guidance for net income, the most directly comparable GAAP measure. Certain elements of the composition of net income, including equity-based compensation, are not predictable, making it impractical for us to provide guidance on net income or to reconcile our adjusted EBITDA guidance to net income without unreasonable efforts. For the same reasons, the Company is unable to address the probable significance of the unavailable information regarding net income, which could be material to future results.
There is unlikely to be comparable or similar measures presented by other companies. Rather, these non-GAAP measures are provided as additional information to complement those GAAP measures by providing further understanding of our results of operations from management’s perspective. Accordingly, these non-GAAP measures should not be considered in isolation nor as a substitute for analysis of our financial information reported under GAAP. We use non-GAAP financial measures, including “EBITDA”, “Adjusted EBITDA” and “Adjusted EBITDA Margin” (each as defined below). These non-GAAP measures are used to provide investors with supplemental measures of our operating performance and thus highlight trends in our core business that may not otherwise be apparent when relying solely on GAAP measures. We believe the use of these non-GAAP measures, along with GAAP financial measures, enhances the reader’s understanding of our operating results and is useful to us and to investors in comparing performance with competitors, estimating enterprise value, and making investment decisions. We also believe that securities analysts, investors, and other interested parties frequently use non-GAAP measures in the evaluation of issuers. Our management uses non-GAAP measures to facilitate operating performance comparisons from period to period, to prepare annual operating budgets and forecasts and to determine components of management compensation. Reconciliations of non-GAAP measures to the relevant reported measures can be found in "Reconciliation of Non-GAAP Financial Measures" and in our Form 10-Q filed May 10, 2023 available in our public disclosure at www.sec.gov and www.sedar.com.

We define such non-GAAP measures as follows:
“EBITDA” means net income (loss) before interest expense (net), income tax expense (benefit), and depreciation and amortization.

“Adjusted EBITDA” means EBITDA, as further adjusted for impairment charges, restructuring charges, severance and related costs, settlements and related costs (recoveries), stock-based compensation, loss (gain) on sale of accounts receivable, losses (gains) on disposal of property and equipment, acquisition-related costs, financial instrument revaluation adjustments, deferred rent expense, other losses (gains), and one-time adjustments.

“Adjusted EBITDA Margin” means Adjusted EBITDA divided by the total revenue in the period.

Forward-Looking Information
Certain information in this press release constitutes forward-looking information or forward-looking statements. In some cases, but not necessarily in all cases, such statements or information can be identified by the use of forward-looking terminology such as “plans”, “targets”, “expects” or “does not expect”, “is expected”, “an opportunity exists”, “is positioned”, “estimates”, “intends”, “assumes”, “anticipates” or “does not anticipate” or “believes”, or variations of such words and phrases or state that certain actions, events or results “may”, “could”, “would”, “might”, “will” or “will be taken”, “occur” or “be achieved”. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances contain forward-looking information. Statements containing forward-looking information are not historical facts but instead represent management’s expectations, estimates and projections regarding future events.
Forward-looking information is necessarily based on a number of opinions, assumptions and estimates that, while considered reasonable by Akumin as of the date of this press release, are subject to known and unknown risks, uncertainties, assumptions and other factors that may cause the actual results, level of activity, performance or achievements to be materially different from those expressed or implied by such forward-looking information, including but not limited to the factors described in greater detail in the “Risk Factors” section of our Form 10-Q filed May 10, 2023, which is available at www.sec.gov and www.sedar.com. These factors are not intended to represent a complete list of the factors that could affect Akumin; however, these factors should be considered carefully. There can be no assurance that such estimates and assumptions will prove to be correct. The forward-looking statements contained in this press release are made as of the date of this press release, and Akumin expressly disclaims any obligation to update or alter statements containing any forward-looking information, or the factors or assumptions underlying them, whether as a result of new information, future events or otherwise, except as required by law.
For further information:
R. Jeffrey White
Investor Relations
1-866-640-5222
jeffrey.white@akumin.com
<Financial tables follow.>

Selected Consolidated Financial Information

(in thousands)	Three-month period ended March 31, 2023	Three-month period ended March 31, 2022	$ Change	% Change
Revenue	$ 187,592	$ 186,263	$ 1,329	1%

Employee compensation	71,527	75,127	(3,600)	-5%
Third party services and professional fees	30,829	29,177	1,652	6%
Rent and utilities	12,341	12,477	(136)	-1%
Reading fees	11,599	11,498	101	1%
Administrative	10,421	11,624	(1,203)	-10%
Medical supplies and other expenses	18,850	15,258	3,592	24%
Depreciation and amortization	22,993	24,731	(1,738)	-7%
Restructuring charges	5,736	80	5,656	n/m
Severance and related costs	(49)	2,238	(2,287)	-102%
Settlements, recoveries and related costs	1,448	(137)	1,585	-n/m
Stock-based compensation	399	1,061	(662)	-62%
Other operating income, net	(751)	(7)	(744)	n/m
Interest expense	30,697	28,681	2,016	7%
Other non-operating expense (income), net	(132)	324	(456)	-141%
Loss before income taxes	(28,316)	(25,869)	(2,447)	9%
Income tax expense	874	563	311	55%
Non-controlling interests	5,958	4,379	1,579	36%
Net loss attributable to common stockholders	$ (35,148)	$ (30,811)	$ (4,337)	14%

Reconciliation of Non-GAAP Financial Measures

(in thousands)	Three-month period ended March 31, 2023	Three-month period ended March 31, 2022
Net loss	$ (29,190)	$ (26,432)
Income tax expense	874	563
Depreciation and amortization	22,993	24,731
Interest expense	30,697	28,681
EBITDA	25,374	27,543
Adjustments:
Restructuring charges	5,736	80
Severance and related costs	(49)	2,238
Settlements, recoveries and related costs	1,448	(137)
Stock-based compensation	399	1,061
Loss on sale of accounts receivable	124	-
Loss (gain) on disposal of property and equipment, net	(69)	202
Acquisition-related costs	143	382
Fair value adjustment on derivative	(43)	170
Deferred rent expense(1)	185	332
Other, net	(107)	147
Adjusted EBITDA	$ 33,141	$ 32,018
Revenue	187,592	186,263
Adjusted EBITDA Margin(2)	18%	17%

(1)Deferred rent expense is defined as operating lease cost less operating cash flows from operating leases and adjusted for any prepayments or related items.
(2)Adjusted EBITDA Margin is computed by dividing Adjusted EBITDA by the total revenue in the period.